Exhibit 99.1


For Immediate Release
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                ATMI APPOINTS DOUG NEUGOLD TO BOARD OF DIRECTORS

      DANBURY, CT -- August 6, 2003 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and services to the world's leading semiconductor manufacturers, today announced that Doug Neugold, ATMI President, has been appointed to the Company's Board of Directors and named Chief Operating Officer of the Company.

      Gene Banucci, ATMI Chief Executive Officer and Chairman of the Board, said, "Doug's hard work to position ATMI for growth coming out of the worst downturn in the semiconductor industry's history has demonstrated his value to the Company. His participation on the Board of Directors will give him additional opportunities to grow value for our shareholders."

      Doug Neugold was appointed President of ATMI in May 2000, with primary responsibilities for ATMI's operations. Neugold joined ATMI in January of 1998 as Vice-President of ATMI's NovaSource division and was subsequently promoted to President of NovaSource. He later became Executive Vice-President of ATMI's Materials business, responsible for all of ATMI's specialty materials businesses.

      Before joining ATMI, Neugold was president of Johnson-Matthey's Semiconductor Packages Group. He began work in the electronics industry in 1982 selling capital equipment and chemicals. Neugold joined Johnson-Matthey as a Sales Engineer and was subsequently promoted through a succession of product, sales, marketing, and management positions, including Director and General Manager of Singapore Operations (1993), Director and General Manager of Asian Operations (1994), Vice-President of Semiconductor Packages Group (1995), to President of the Semiconductor Package Group (1996). Doug has a BSc degree from Clarkson University.


      ATMI provides specialty materials, and related equipment and services, to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit www.atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those

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projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
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